                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

CHECK THE APPROPRIATE BOX:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           NATIONAL CITY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     CARLTON E. LANGER, ASSISTANT SECRETARY
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/X/  $125 per Exchange Act Rules 0-11(c)(i)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     (Paid on September   , 1993)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a(i)(4) and 0-11. [Table omitted as inapplicable].

                            ------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                                        [LOGO]

                                                1900 East Ninth Street
                                              Cleveland, Ohio 44114-3484





                                                        [LOGO]



                                                 Notice of Annual Meeting
                                                           and
                                                     Proxy Statement






                                              Annual Meeting of Stockholders
                                                     to be held on
                                                     April 25, 1994

NATIONAL CITY
         LOGO

                               ------------------

March 4, 1994

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of National City Corporation, which will be held at the offices of the Corporation at 1900 East Ninth Street, Cleveland, Ohio, on Monday, April 25, 1994, commencing at 10:00 a.m., Eastern Daylight Time.

     The primary business of the meeting will be the election of directors for the coming year, the approval of amendments to the National City Corporation Amended and Restated 1991 Restricted Stock Plan and the approval of the selection of Ernst & Young as independent auditors for 1994.

     The formal Notice of meeting and Proxy Statement containing further information pertinent to the business of the meeting are set forth on the following pages. Our Annual Report for 1993 was delivered to you previously. We shall report to you at the meeting on the business and affairs of the Corporation.

     Your vote is important no matter how many shares you own. We hope you will be able to attend the meeting in person, but, in any event, please sign and date the enclosed proxy and return it in the accompanying envelope. If you wish to communicate directly with the Corporation, the mailing address of the executive offices of the Corporation is: National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114.

Sincerely,

EDWARD B. BRANDON
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders of
NATIONAL CITY CORPORATION

     The Annual Meeting of Stockholders of National City Corporation will be held at the offices of the Corporation, 1900 East Ninth Street, Cleveland, Ohio, on Monday, April 25, 1994, at 10:00 a.m., Eastern Daylight Time, for the purpose of considering and voting upon the following matters:

          1. The election of directors;

          2. The amendment of the National City Corporation Amended and Restated 1991 Restricted Stock Plan.

          3. The approval of the selection of independent auditors for 1994; and

          4. The transaction of such other business as may properly come before the meeting.

     Stockholders of record at the close of business on February 28, 1994, are entitled to receive notice of and to vote at the meeting. A list of the Stockholders will be available at the meeting and for the 10 days preceding the meeting at the office of the Corporation, 1900 East Ninth Street, Cleveland, Ohio.

     Please mark, date, and sign the enclosed proxy and return it in the accompanying envelope.

By Order of the Board of Directors

DAVID L. ZOELLER
Secretary

March 4, 1994

PROXY STATEMENT

MARCH 4, 1994

SOLICITATION AND REVOCABILITY OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of National City Corporation (the "Corporation") of the accompanying proxy to be used at the Annual Meeting of Stockholders of the Corporation and any adjournment thereof and is being sent on approximately the date of this Proxy Statement to each of the holders of the Corporation's Common Stock. The Annual Meeting will be held on Monday, April 25, 1994, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Shares represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted at such meeting in accordance with any specifications thereon or, if no specifications are made, will be voted as set forth therein. Any proxy may be revoked by the person giving it at any time before it is exercised by receipt of a later dated proxy, or by receipt by the Secretary of the Corporation of a revocation, or by such person appearing at the meeting and electing to vote in person.

INFORMATION AS TO VOTING SECURITIES

  The Board of Directors has fixed the close of business on February 28, 1994, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. On the record date the Corporation had 156,143,053 shares of Common Stock outstanding, each of which is entitled to one vote on all matters to be acted upon at the meeting.

THE BOARD OF DIRECTORS

  The Board of Directors has responsibility for establishing broad corporate policies and overall performance of the Corporation. However, it is not involved in the day to day operating details of the Corporation's business. Members of the Board are kept informed of the Corporation's business through various documents and reports provided by the Chairman and other Corporation officers, and by participating in Board and committee meetings. Each director has access to all books, records and reports of the Corporation, and members of management are available at all times to answer their questions.

  In 1993, the Board held five meetings. Average attendance by directors at those meetings was 82%, and except for Messrs. Biggar, Chase, Stitle and Weiss, all directors attended 75% or more of the meetings of the Board and the Board Committees they were scheduled to attend. Except for Messrs. Chase and Evans, all of the persons nominated and elected as directors of the Corporation at the Corporation's 1993 Annual Meeting of Stockholders attended that Annual Meeting.

  The Board of Directors of the Corporation has established several permanent committees comprising directors who are appointed to those committees annually. The principal committees are the Audit Committee, the Compensation and Organization Committee, the Executive Committee, the Nominating Committee and the Public Policy Committee, each of which is described below. The members of each of those Committees are identified in the biographical material of the nominees for election of Directors beginning at page 8.

  THE AUDIT COMMITTEE. The Audit Committee is required to meet at least semiannually, and met three times during 1993. The Audit Committee is composed of directors who are independent of the management of the Corporation and are free of any relationship that would interfere with their exercise of independent judgment as committee members. The responsibility for effective auditing of the Corporation and any subsidiary is carried out by the Audit Committee through the General Auditor and the independent auditors. The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting, reporting practices of the Corporation, effectiveness of its internal control structure and procedures for financial reporting, and compliance with designated laws and regulations. In so doing, the Audit Committee maintains free and open communications between the directors, the independent auditors, the internal auditors, and the management of the Corporation.

  THE COMPENSATION AND ORGANIZATION COMMITTEE. The Compensation and Organization Committee meets on the call of the Chairman of the Board of Directors. The Committee met five times during 1993. The Compensation and Organization Committee considers all matters relating to compensation policy and compensation of senior officers of the Corporation and its subsidiaries and makes recommendations to the Board of Directors on matters relating to succession and organization of senior executive management. Under the terms of each of the Corporation's Amended and Restated 1973 Stock Option Plan, as amended, 1984 Stock Option Plan, as amended, the 1989 Stock Option Plan, and the 1993 Stock Option Plan the Compensation and Organization Committee is authorized to grant stock option rights and stock appreciation rights to officers and employees of the Corporation and its subsidiaries. The Compensation and Organization Committee also establishes the objectives for the Long Term Incentive Compensation Plan and sets the awards granted pursuant to the Short Term Incentive Plan. The Compensation and Organization Committee also determines those employees who are eligible to receive awards of restricted stock under the National City Corporation Amended and Restated 1991 Restricted Stock Plan.

  THE EXECUTIVE COMMITTEE. The Executive Committee meets on the call of the Chairman of the Board of Directors. The Committee met once during 1993. The Executive Committee is empowered to exercise all powers and perform all duties of the Board of Directors as permitted by applicable law when the Board is not in session.

  THE NOMINATING COMMITTEE. The Nominating Committee meets on the call of the Chairman of the Board of Directors, and did not meet during 1993. The Committee confers, advises and recommends with respect to nominations to fill vacancies on the Board of Directors. Stockholders may submit the name of a possible nominee to the Chairman, and he will arrange for that person to be given consideration by the Committee. Further, Stockholders may make nominations from the floor at the Annual Meeting of Stockholders.

  THE PUBLIC POLICY COMMITTEE. The Public Policy Committee meets on the call of the Chairman of the Committee, and met twice during 1993. The Public Policy Committee has responsibility to oversee the various policies and programs of the Corporation as they relate to its relationships with employees, regulatory agencies, governments, charitable organizations and the general public.

COMPENSATION OF DIRECTORS

  Members of the Board of Directors of the Corporation who are not officers of the Corporation, or any of its subsidiaries, receive a yearly retainer, payable in quarterly installments, and a fee for each meeting of the Board, and of each committee thereof, which they attend. The yearly retainer is $20,000*. The fee for attendance at any Board meeting or any committee meeting is $1,000. Each of the non-officer Chairpersons of committees of the Board of Directors of the Corporation receives an additional annual retainer of $2,500 paid in quarterly installments. Under a plan for the deferred payment of director's fees, a director may elect to have the payment of fees deferred until later years.

  In addition, currently each non-officer incumbent member of the Board on the date when the National City Corporation Amended and Restated 1991 Restricted Stock Plan became effective was, and each individual who is first elected or appointed as a member of the Board thereafter will be, awarded 500 shares of Corporation Common Stock subject to transfer restrictions. Furthermore, each year in which an individual is re-elected or re-appointed as a member of the Board, such individual is to be awarded an additional 100 shares of Corporation Common Stock the transfer of which also is restricted. (See Item 2, page 14 for amendments to this plan). The restrictions on such shares of Corporation Common Stock do not expire until the earlier of the individual director's death, disability or a date nine months after the date of the award.

STOCKHOLDER ACTION

1. ELECTION OF DIRECTORS

  Directors are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and have qualified. It is intended that shares represented by the proxies, unless contrary instructions are given, will be voted for the election of the nominees listed below as directors, whose number is equal to the total authorized number of directors. Although management does not expect that any nominee will be unavailable for election, in the event that vacancies occur unexpectedly, the shares will be voted for substitute nominees, if any.

  The fifteen nominees for election to the Board of Directors are identified on pages 8 through 11. All of the nominees except Dr. Bowman are presently directors of the Corporation. All of the incumbent members of the Board of Directors were elected at the last Annual Meeting. The following material contains biographical information concerning each of the nominees, including their recent employment, positions with the Corporation, other directorships, age and the number of shares of Corporation Common Stock beneficially owned, all as of December 31, 1993. Unless otherwise indicated, the nominee has sole voting and investment power with respect to the Corporation's securities shown to be owned by him. Options that are exercisable within 60 days of December 31, 1993 are separately noted (See, Beneficial Ownership at page 11.)

- ---------------

* Each individual director who is not an officer of the Corporation or any of its subsidiaries and is a member of the board of directors of a subsidiary receives compensation from the subsidiary for his responsibilities at that subsidiary.

NOMINEES FOR ELECTION AS DIRECTORS

                  SANDRA HARDEN AUSTIN, President, Headquarters Operations, Healthcare Services Division, Caremark International since 1994. Executive Vice President and Chief Operating Officer of University of Chicago Hospitals from 1990 to 1993. Senior Vice President and General Manager, Medical/Surgical Psychiatric Management Centers, University Hospital of Cleveland from 1988 to 1990. Director of the Corporation since 1990; Chairman of the Public Policy Committee and Member of the Nominating Committee. Age 46. Shares of Corporation Common Stock owned:
                  1,874.

                  JAMES M. BIGGAR, Chairman of the Board and Chief Executive Officer of Glencairn Corporation, a development company, since 1991; retired in June, 1991 as Chairman of the Board of Nestle Enterprises, Inc., a producer of various food and beverage products in the United States, which office he held since 1983. Director of The Sherwin-Williams Company. Director of the Corporation since 1988; Member of the Executive Committee and of the Audit Committee. Age 65. Shares of Corporation Common Stock owned: 4,950.

                  CHARLES H. BOWMAN, PH.D., Chief Executive Officer of BP America Inc., a diversified petroleum and natural resources company, since 1994. Managing Director of BP Australia Limited from 1990 to 1994. General Manager - Europe of BP Oil International from 1988 to 1990. Age 58. Shares of Corporation Common Stock owned: 0.

                  EDWARD B. BRANDON, Chairman of the Board and Chief Executive Officer of the Corporation since 1987. Director of Premier Industrial Corp., RPM, Inc. and The Standard Products Company. Director of the Corporation since 1986; Chairman of the Executive Committee and Chairman of the Nominating Committee. Age 62. Shares of Corporation Common Stock owned: 143,983; options exercisable within 60 days: 227,266.

                  JOHN G. BREEN, Chairman of the Board and Chief Executive Officer of The Sherwin-Williams Company, a manufacturer of coatings, since 1980. Director of The Sherwin-Williams Company, The Mead Corporation, Parker-Hannifin Corporation and Goodyear Tire & Rubber Co. Director of the Corporation since 1979; Chairman of the Compensation and Organization Committee and Member of the Executive Committee. Age 59. Shares of Corporation Common Stock owned: 27,200.

                  DAVID A. DABERKO, President and Chief Operating Officer of the Corporation since 1993 and Deputy Chairman of the Corporation from 1987 to 1993. Director of the Student Loan Marketing Association. Director of the Corporation since 1988. Age 48. Shares of Preferred Stock owned: 600 depositary shares; shares of Corporation Common Stock owned: 78,440; options exercisable within 60 days: 154,310.

                  RICHARD E. DISBROW, Retired as Chairman and Chief Executive Officer of American Electric Power Service Corporation and American Electric Power Company, Inc., a public utility company, in 1993 having served as Chairman from 1992. President and Chief Executive Officer of American Electric Power Service Corporation and American Electric Power Company, Inc. during 1991. President and Chief Operating Officer of American Electric Power Service Corporation and American Electric Power Company from 1985 to 1991. Director of American Electric Power Service Corporation. Director of the Corporation since 1990; Member of Audit Committee and the Public Policy Committee. Age 63. Shares of Corporation
                  Common Stock owned: 2,100.

                  DANIEL E. EVANS, Chairman of the Board and Chief Executive Officer of Bob Evans Farms, Inc., a restaurant and food products company, since 1971. Director of Bob Evans Farms, Inc. and The Sherwin-Williams Company. Member of the Public Policy Committee. Age 57. Shares of Corporation Common Stock owned: 5,716.

                  OTTO N. FRENZEL III, Chairman of National City Bank, Indiana since 1992, Chairman and Chief Executive Officer of Merchants National Corporation from 1979 to 1992. Director of American United Life Insurance Company, Baldwin & Lyons, Inc., a financial services corporation, and Indiana Energy, Inc., IPALCO Enterprises, Inc., and IWC Resources Corp., each a public utility holding company. Director of the Corporation since 1992. Age 63. Shares of Corporation Common Stock owned:
                  1,077,823; options exercisable within 60 days: 5,500. Mr. Frenzel shares voting and investment powers as to an additional 1,683,868 shares of Corporation Common Stock.

                  JOSEPH H. LEMIEUX, Chairman and Chief Executive Officer of Owens-Illinois, Inc., a manufacturer of packaging products, since 1990; President and Chief Operating Officer of Owens-Illinois, Inc. from 1986 to 1990. Director of Owens-Illinois, Inc., Health Care and Retirement Corporation, Libbey Inc., and Consol Limited (Johannesburg Exchange). Director of the Corporation since 1988; Member of the Executive Committee and Compensation and Organization Committee. Age 62. Shares of Corporation Common Stock owned:
                  2,411.

                  A. STEVENS MILES, Retired as President of the Corporation and as Chairman of First Kentucky National Corporation, a wholly owned subsidiary of the Corporation in 1989, having served as President of National City Corporation since 1988 and as Chief Executive Officer of the First Kentucky National Corporation for 15 years. Director of the Corporation since 1988; Member of the Nominating Committee. Age 64. Shares of Corporation Common Stock owned: 120,480.

                  BURNELL R. ROBERTS, Retired Chairman of the Board of The Mead Corporation. Chairman of Sweetheart Holdings, Inc., manufacturer of disposable products for the food industry. Director of Armco, Inc., DPL Inc., The Perkin-Elmer Corporation, Universal Protective Plastics, Inc. Director of the Corporation since 1983; Member of the Compensation and Organization Committee and Executive Committee. Age 66. Shares of Corporation Common Stock owned: 2,750.

                  WILLIAM R. ROBERTSON, Deputy Chairman of the Corporation since 1987. Director of Capitol American Financial Corporation. Director of the Corporation since 1988. Age 52. Shares of Corporation Common Stock owned: 101,085; Mr. Robertson shares voting and investment powers as to an additional 10,000 shares; options exercisable within 60 days: 119,000.

                  STEPHEN A. STITLE, Vice President, Corporate Affairs of Eli Lilly and Company, a pharmaceutical company, since 1993. Vice President of Human Resources of Eli Lilly and Company from 1989 to 1993. Director of Eli Lilly and Company. Director of the Corporation since 1992. Member of the Compensation and Organization Committee and Nominating Committee. Age 48. Shares of Corporation Common Stock owned: 6,128.

                  MORRY WEISS, Chairman of the Board and Chief Executive Officer of American Greetings Corporation, a greeting card manufacturer, since 1992; President and Chief Executive Officer of American Greetings Corporation from 1987 to 1992. Director of American Greetings Corporation, Syratech Corporation and Artistic Greetings Incorporated. Member of the Audit Committee. Age 53. Shares of Corporation Common Stock owned: 3,000.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE SLATE OF DIRECTOR NOMINEES.

BENEFICIAL OWNERSHIP

  As of December 31, 1993, the Corporation had two classes of equity securities outstanding, (a) Common Stock, par value $4.00 and (b) 8% Cumulative Convertible Preferred Stock, without par value.

  Beneficial ownership of the Corporation's outstanding equity securities, for purposes of the ownership disclosures, has been determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 ("Exchange Act"), under which Rule a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days. Accordingly, the amounts shown do not purport to represent beneficial ownership for any purpose other than as set forth under such Rule. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of the Corporation's equity securities.

  As of December 31, 1993, to the knowledge of the Corporation, no person or firm, except as noted below, beneficially owned more than 5% of the Corporation's Common Stock outstanding on that date. As of December 31, 1993, no individual director, nominee or officer beneficially owned more than 1.7% of the outstanding Corporation's Common Stock. For purpose of this disclosure, the amount of outstanding Corporation Common Stock is the aggregate number of shares of the Corporation's Common Stock actually outstanding on such date plus an amount equal to the aggregate amount of the Corporation's Common Stock which could be issued upon the exercise of stock options by such person or firm at that date. Beneficial ownership of the Corporation's Common Stock includes, as of such date, those shares which could have been acquired by the exercise of stock options and, for purposes of this disclosure, those shares held for the benefit of such officers in the National City Corporation Savings and Investment Trust.

  As of December 31, 1993, the only person known to the Corporation to beneficially own more than 5% of the outstanding Corporation's Common Stock is the Corporation, and the amount so owned is 18,259,155 shares of Corporation's Common Stock which constituted 11.5% of the outstanding Corporation's Common Stock on that date. These shares are held in various fiduciary capacities through the Corporation's wholly owned banking subsidiaries, primarily National City Bank, National City Bank, Columbus, National City Bank, Kentucky, and National City Bank, Indiana. Of the 15,185,432 shares of the Corporation's Common Stock as to which the Corporation, through its subsidiaries, has voting authority, it has sole voting authority as to 14,915,598 of those shares and shared voting authority as to the remainder, and as to the 15,377,158 shares as to which the Corporation, through its subsidiaries, has investment authority, it has sole investment authority as to 9,820,207 of those shares, and shared investment authority as to the remainder. Included in the aggregate number of shares held as to which the Corporation has sole voting and investment authorities are 269,952 shares that are held under the National City Non-Contributory Retirement Trust.

  Under federal securities law, the Corporation's directors, certain officers, and persons holding more than 10% of any class of the Corporation's equity securities are required to report, within specified monthly and annual due dates, their initial ownership in any class of the Corporation's equity securities and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Corporation is required to describe in this proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, to the Corporation's knowledge, based solely on the review of copies of reports furnished to the Corporation by its directors and executive officers pursuant to Rule 16a-3 promulgated pursuant to the Exchange Act, and on written representations that no other reports were required during the period ending

December 31, 1993, all of the Corporation's directors and officers satisfied such filing requirements in full.

  The following table sets forth the beneficial security ownership of (a) each director and nominee of the Corporation, (b) the chief executive officer and the four other most highly compensated executive officers of the Corporation and (c) all directors and Executive Officers of the Corporation as a Group, as of December 31, 1993 (including shares which such individuals could have acquired by the exercise of options within 60 days):

- ---------------------------------------------------------------------------------------------
                  BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT
                                                             AMOUNT OF SHARES      PERCENT OF
   TITLE OF CLASS         NAME OF BENEFICIAL OWNER          BENEFICIALLY OWNED       CLASS
- ---------------------------------------------------------------------------------------------
Common Stock         Sandra Harden Austin                            1,874                *
Common Stock         James M. Biggar                                 4,950                *
Common Stock         Charles Bowman, Ph.D.                               0                *
Common Stock         Morton Boyd                                    74,200                *
Common Stock         Edward B. Brandon                             371,249                *
Common Stock         John G. Breen                                  27,200                *
Common Stock         Rodney F. Chase                                 1,000                *
Common Stock         David A. Daberko                              234,180                *
Common Stock         Richard E. Disbrow                              2,100                *
Common Stock         Daniel E. Evans                                 5,716                *
Common Stock         Otto N. Frenzel III                         2,767,191              1.7%
Common Stock         Joseph H. Lemieux                               2,411                *
Common Stock         A. Stevens Miles                              120,480                *
Common Stock         Adolph Posnick                                  2,074                *
Common Stock         Burnell R. Roberts                              2,750                *
Common Stock         William R. Robertson                          230,085                *
Common Stock         Stephen A. Stitle                               6,128                *
Common Stock         Harold B. Todd                                 49,469                *
Common Stock         Morry Weiss                                     3,000                *
Common Stock         Directors and Executive Officers            4,503,327              2.8%
                     of the Corporation as a Group
- ---------------------------------------------------------------------------------------------

* The percent of the Corporation Common Stock beneficially owned is less than 1%.


2. PROPOSAL RESPECTING AMENDING THE NATIONAL CITY CORPORATION 1991 RESTRICTED STOCK PLAN

INTRODUCTION

  At the Annual Meeting an amendment to the National City Corporation Amended and Restated 1991 Restricted Stock Plan ("Plan") (the "Amendment") will be presented to stockholders for their approval. The Amendment was adopted by the Board of Directors at its meeting February 28, 1994 subject to the approval of the Corporation's stockholders. The Amendment would authorize the Compensation and Organization Committee of the Board to make awards of restricted stock to non-employee directors of subsidiaries of the Corporation. In addition, the Amendment would adjust the number for the July 1993 stock split and authorize the Committee to adjust the number of shares of restricted stock to be awarded automatically to Directors of the Corporation for stock splits and other corporate changes.

  Generally, the Plan provides for the granting of shares of Corporation Common Stock to a recipient and restricting that recipient's rights of transfer of the shares for a specific period of time. During the period of the restriction, those shares are subject to forfeiture. See page 28 for a more complete description of the Restricted Stock Plan. The Plan authorizes the Committee to make awards of restricted stock in its discretion to employees of the Corporation and its subsidiaries and also provides for automatic awards of 500 shares to each new Director of the Corporation and 100 shares annually to each continuing director. The Amendment would enable the Committee to make discretionary awards to individuals who serve as directors of National City Corporation's subsidiaries, but who are neither employees of National City Corporation or its subsidiaries nor directors of National City Corporation. Presently there are approximately 100 individuals who serve in this capacity. Many of these individuals are prominent members of the communities in which banking subsidiaries of the Corporation operate, and their cash compensation for service on the banks' boards has historically been relatively modest. Although there are no specific plans to make awards to any of these individuals at this time, it is anticipated that circumstances will arise from time to time where such awards will be beneficial to the Corporation.

  The Amendment would also adjust the awards to members of the Board of Directors of National City Corporation upward to reflect the two for one stock split that was paid in the form of a stock dividend in July of last year. Each new director would therefore receive 1,000 shares and each continuing director would receive 200 shares annually. The Amendment would also prevent the award of restricted stock to the Directors of the Corporation from being diluted in the future by providing for the number of shares of restricted stock to be awarded in any future grants to be automatically adjusted for stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Corporation, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing. The Amendment would also make conforming changes to the other provisions of the plan including raising the maximum number of shares that could be awarded to any one participant from 75,000 to 150,000.

  The Amendment would also change the Plan to provide additional flexibility to the Board of Directors to make other changes to the Plan in the future subject to the restrictions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The amendments would allow the Board of Directors of National City Corporation to amend Article 5 of the Restricted Stock Plan, which deals with grants of restricted stock to the members of the Board of Directors of National City Corporation, so long as the amendments would not (1) materially increase the benefits the directors would receive under the plan, (2) materially increase the number of securities which may be issued to any or all directors or (3) materially modify the requirements as to eligibility for participation in the Restricted Stock Plan.

  The complete text of the Restricted Stock Plan, as amended, appears as Exhibit A to this Proxy Statement. Although the amendments to the Plan are summarized herein, such summaries are in all respects subject to the complete text of the Restricted Stock Plan set forth in Exhibit A.

PLAN BENEFITS

  It is not possible to determine future awards that will be received or allocated to participants in the plan. Set forth in the table below are the benefits and amounts that were actually received or allocated under the plan to the participants during the Corporation's last completed fiscal year ended December 31, 1993 as adjusted for the July 1993 stock split.


                               1993 PLAN BENEFITS
- --------------------------------------------------------------------------------

                           NATIONAL CITY CORPORATION
                AMENDED AND RESTATED 1991 RESTRICTED STOCK PLAN

                                           DOLLAR       NUMBER OF
          NAME AND POSITION               VALUE($)      UNITS(1)
- --------------------------------------------------------------------------------
E. B. Brandon                            $  385,640       15,500
D. A. Daberko                                42,296        1,700
W. R. Robertson                              72,152        2,900
M. Boyd                                      12,440          500
H. B. Todd                                   22,392          900
Executive Group                             716,544       28,800
Non-Executive Director Group                 97,760        4,000
Non-Executive Officer Employee Group      1,256,440       50,500
- --------------------------------------------------------------------------------

(1) The number of shares of restricted stock award has been adjusted for the 2 for 1 stock split which was paid in the form of a stock dividend in July, 1993.



APPROVAL BY STOCKHOLDERS

  The Amendment requires for its adoption the favorable vote of the holders of shares representing at least a majority of the total amount of the issued and outstanding Common Stock, voting as a whole.

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THIS PROPOSAL.

3. SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors believes it appropriate to submit approval of the selection of Ernst & Young, independent auditors, as auditors for the Corporation for the year 1994 for action by the stockholders. This firm and its predecessors have served as independent auditors for the Corporation since its inception in 1972. In the opinion of the Board of Directors, the reputation, qualifications, and experience of the firm make appropriate its reappointment for 1994. A representative of the firm is expected to be present at the Annual Meeting of Stockholders, to make a statement and to respond to appropriate questions.

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THIS PROPOSAL.

EXECUTIVE COMPENSATION

  (a) COMPENSATION. The following table sets forth, together with certain other information, the compensation earned during the fiscal year ended December 31, 1993 by (i) the chief executive officer and (ii) the four other most highly compensated executive officers of the Corporation and its subsidiaries.


- -----------------------------------------------------------------------------------------------------------------------------------
                                                    SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                          LONG-TERM COMPENSATION
                                ------------------------------------------     ----------------------------------------
                                                                                        AWARDS                PAYOUTS
                                                                               -------------------------     ----------
                                                                               RESTRICTED     SECURITIES                      ALL
                                                                    OTHER        STOCK        UNDERLYING                     OTHER
     NAME AND PRINCIPAL                                BONUS        ANNUAL      AWARD(S)       OPTIONS/         LTIP         COMP
          POSITION              YEAR     SALARY($)     ($)(1)      COMP($)       ($)(2)       SARS(#)(3)     PAYOUTS($)     ($)(4)
- -----------------------------------------------------------------------------------------------------------------------------------
E. B. Brandon                    1993    $630,000     $418,560        $0       $  385,640         80,000      $  0          $38,161
Chairman of the Board            1992    $601,667     $392,494        $0       $   17,600         42,000      $202,455      $37,012
and Chief Executive Officer      1991    $580,833     $174,038        $0       $1,117,350         50,000      $160,317      $30,877
D. A. Daberko                    1993    $399,583     $259,616        $0       $   42,296         36,000      $  0          $24,880
President and Chief              1992    $383,333     $227,535        $0       $    8,800         26,000      $103,888      $24,369
Operating Officer                1991    $372,500     $103,125        $0       $   99,702         30,000      $ 84,360      $20,115
W. R. Robertson                  1993    $399,583     $231,868        $0       $   72,152         36,000      $  0          $24,880
Deputy Chairman                  1992    $383,333     $221,375        $0       $   13,200         26,000      $103,888      $24,369
                                 1991    $372,500     $120,000        $0       $  175,338                     $ 84,360      $20,115
M. Boyd                          1993    $268,067     $145,420        $0       $   12,440         18,000      $  0          $17,263
Executive Vice President         1992    $256,733     $140,828        $0       $    6,600         16,400      $ 54,603      $17,051
                                 1991    $248,400     $ 78,245        $0       $   12,033         14,000      $ 46,809      $14,437
H. B. Todd                       1993    $237,667     $138,280        $0       $   22,392         14,000      $  0          $15,533
Executive Vice President         1992    $224,367     $132,210        $0       $    6,600         12,000      $ 44,645      $14,149
                                 1991    $213,667     $ 83,237        $0       $   25,785         13,000      $ 35,885       11,715
- -----------------------------------------------------------------------------------------------------------------------------------

(1) Short-term plan award includes both cash and deferred awards. The objectives used in determining awards and their relative weights under Short Term Plan are set forth on page 27. Based on the objectives and their weights, the payout for 1993 was 80% of the target. Included in the bonus amounts are a one time Special Management Bonus for 1993 recommended by the Compensation and Organization Committee and approved by the Board of Directors (See page
    23).
(2) These grants of restricted stock were offsets to the Supplemental Executive Retirement Plan, see page 29. E. B. Brandon has, in the aggregate, 81,300 shares of Restricted Stock having a total value as of 12/31/93 of
    $1,991,850. D. A. Daberko has, in the aggregate, 7,900 shares of Restricted Stock having a total value as of 12/31/93 of $193,550. W. R. Robertson has, in the aggregate, 13,700 shares of Restricted Stock having a total value as of 12/31/93 of $335,650. H. M. Boyd has, in the aggregate, 1,500 shares of Restricted Stock having a total value as of 12/31/93 of $36,750. H. B. Todd has in the aggregate 2,700 shares of Restricted Stock having a total value as of 12/31/93 of $66,150. The named executive officers receive dividends on their Restricted Stock at the same rate and frequency as all stockholders.
(3) The number of securities underlying the options awarded has been adjusted for the 2 for 1 stock split which was paid in the form of a stock dividend in July, 1993.
(4) All other compensation includes Executive Savings Plan (see page 25) and Savings and Investment Plan (see page 25) match, but does not include retirement accruals as these are not calculable. For the year 1993 each of the named executive officers received the maximum allowable contribution of $8,994 under the Savings and Investment Plan. The named executive officers accrued the following benefits under the Executive Savings Plan during the year 1992: E. B. Brandon, $29,167; D. A. Daberko, $15,886; W. R. Robertson, $15,886; M. Boyd, $8,269; and H. B. Todd, $6,539.
- --------------------------------------------------------------------------------

  (b) OPTIONS. The following table provides information on option grants in fiscal year 1993 to the named executive officers.

- -------------------------------------------------------------------------------------------------------------------------------
                                                 OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                          POTENTIAL
                                                                                                 REALIZABLE VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF STOCK PRICE
                                                                                                   APPRECIATION FOR OPTION
                                                INDIVIDUAL GRANTS                                        TERM(1)(5)
                         --------------------------------------------------------------------   -------------------------------
                           NUMBER OF         % OF TOTAL
                          SECURITIES        OPTIONS/SARS
                          UNDERLYING         GRANTED TO       EXERCISE OR
                         OPTIONS/SARS       EMPLOYEES IN       BASE PRICE      EXPIRATION
        NAME             GRANTED(#)(2)     FISCAL YEAR(3)      ($/SH)(4)          DATE            5%($)              10%($)
- -------------------------------------------------------------------------------------------------------------------------------
E. B. Brandon........        80,000           5.0   %            $24.88         06/23/03      $    1,251,500     $    3,171,547
D. A. Daberko........        36,000           2.3   %            $24.88         06/23/03      $      563,175     $    1,427,196
W. R. Robertson......        36,000           2.3   %            $24.88         06/23/03      $      563,175     $    1,427,196
M. Boyd..............        18,000           1.1   %            $24.88         06/23/03      $      281,588     $      713,598
H. B. Todd...........        14,000           0.9   %            $24.88         06/23/03      $      219,013     $      555,021
- -------------------------------------------------------------------------------------------------------------------------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates dictated by the Securities and Exchange Commission when the "Potential Realizable Value" alternative is used and are not intended to be a forecast of the Corporation's stock price.

(2) One half of each option grant becomes exercisable one year after the date of the grant and the remainder becomes exercisable on the second anniversary of the grant. For incentive stock options a further restriction is placed on the exercise of options such that the maximum number of shares of the Corporation's Common Stock which become initially available for purchase under all post-1986 incentive stock option grants from the Corporation in any calendar year shall be limited to that number of shares the aggregate exercise price of which does not exceed $100,000. These numbers have been adjusted for the 2-for-1 stock split which was paid in the form of a 100% stock dividend in July, 1993.

(3) The Corporation granted options representing 1,582,600 shares to employees during 1993.

(4) The exercise price has been adjusted for the 2-for-1 stock split which was paid in the form of a 100% stock dividend in July, 1993.

                                                                                                          POTENTIAL
                                                                                                 REALIZABLE VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF STOCK PRICE
                                                                                                APPRECIATION FOR OPTION TERM
                                                                                              ---------------------------------
                                                                                                    5%                10%
(5) Value created for all Stockholders                                                        $2,483,909,149     $6,294,713,470
    Gain of named executive officers as a percentage of value created for all                           0.12%              0.12%
    Stockholders
- -------------------------------------------------------------------------------------------------------------------------------

  The following table sets forth the stock options exercised by each of the named executive officers during the calendar year 1993 and the December 31, 1993 value of all unexercised options held by the named executive officers.

- --------------------------------------------------------------------------------------

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES
                                                        NUMBER OF
                                                       SECURITIES          VALUE OF
                                                       UNDERLYING         UNEXERCISED
                                                       UNEXERCISED       IN-THE-MONEY
                                                      OPTIONS/SARS       OPTIONS/SARS
                                                      AT FY-END(#)      AT 12/31/93(1)
                           SHARES                     -------------     ---------------
                         ACQUIRED ON      VALUE       EXERCISABLE/       EXERCISABLE/
        NAME             EXERCISE(#)     REALIZED($)  UNEXERCISABLE      UNEXERCISABLE
- --------------------------------------------------------------------------------------
E. B. Brandon........            0       $      0        221,644          $ 1,426,859
                                                         106,622          $    90,449
D. A. Daberko........        9,490       $ 96,731        148,688          $   991,374
                                                          54,622          $    70,448
W. R. Robertson......       20,000       $166,210        113,378          $   721,201
                                                          54,622          $    70,448
M. Boyd..............        5,760       $ 56,362         73,068          $   501,430
                                                          27,332          $    23,330
H. B. Todd...........       27,000       $247,033         30,868          $   194,640
                                                          21,132          $    17,830
- --------------------------------------------------------------------------------------

(1) The ultimate realization of profit on the sale of such options of the
    Corporation's Common Stock is dependent upon the market price of such stock at the time of the sale. The fiscal year ended December 31, 1993. The
    Corporation's Common Stock had a closing price on that day on the New York
    Stock Exchange of $24.50. The numbers shown reflect the value of unexercised options accumulated over a ten-year period based on the 1993 year-end closing price.
- --------------------------------------------------------------------------------------

  The following table provides information on the awards of long term incentive plan participation during the year 1993.


            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR
                                                                        ESTIMATED FUTURE PAYOUTS UNDER
                                                  PERFORMANCE                      NON-STOCK
                            NUMBER OF              OR OTHER                  PRICE-BASED PLANS(3)
                          SHARES, UNITS          PERIOD UNTIL         -----------------------------------
                             OR OTHER            MATURATION OR        THRESHOLD      TARGET      MAXIMUM
        NAME               RIGHTS(#)(1)            PAYOUT(2)             ($)          ($)          ($)
- ---------------------------------------------------------------------------------------------------------
E. B. Brandon                  N/A             December 31, 1996         $ 0        $350,000     $700,000
D. A. Daberko                  N/A             December 31, 1996           0         180,000      360,000
W. R. Robertson                N/A             December 31, 1996           0         169,200      338,400
M. Boyd                        N/A             December 31, 1996           0          84,000      168,000
H. B. Todd                     N/A             December 31, 1996           0          76,500      153,000
- ---------------------------------------------------------------------------------------------------------

(1) The National City Long Term Incentive Plan for Senior Officers grants cash awards based on a percentage of the individual's base pay. No shares or other rights are granted. (See page 26)

(2) The LTIP is based on a three year cycle starting 1/1/94 and ending 12/31/96. Messrs. Brandon, Daberko, Robertson, Boyd and Todd were each awarded the opportunity to participate in the next three year cycle. Payouts occur only at the end of the cycle. (See page 26)

(3) The payout is based on the Corporation's total return to its stockholders over a three year period as compared to the total return to stockholders of a peer group of high performing banking companies. Payouts are made on a basis of a percentage of the average base pay for the three year period for each participant. (See page 26)
- --------------------------------------------------------------------------------

REPORT OF COMPENSATION AND ORGANIZATION COMMITTEE

  The Corporation believes that its stockholders should be provided information about executive compensation that is easily understood and consistent with the Securities and Exchange Commission's proxy rules on executive compensation.

  The information provided is intended to enable stockholders to fully understand the cash, performance based and equity based compensation programs for executives. The Corporation welcomes stockholder comments or suggestions on whether the disclosure objectives have been met. Please send any comments to the Corporate Secretary, National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114.

COMPENSATION PHILOSOPHY

  The Corporation is committed to the development of its employees and to providing compensation commensurate with each individual's responsibilities and performance. The Corporation seeks to promote teamwork and a commonality of objectives. At the same time, it recognizes the diverse needs of its employees and seeks opportunities to support this diversity. Specifically, to achieve these objectives, the Corporation maintains a compensation program that is competitive with its peer group and the local markets. The Corporation provides a fully competitive benefit program that offers employees the opportunity to plan for financial security both long and short term. The Corporation shares this responsibility with its employees and as a result believes in offering alternatives to the full spectrum of its work force.

EXECUTIVE COMPENSATION PRINCIPLES

  The cornerstone of the executive compensation programs of the Corporation is based on the following guiding principles.

  The program:

        Focuses on total compensation in determining overall and individual competitiveness.

        Provides rewards for long term strategic management and promotes a concept of equity ownership as a reinforcement of corporate success and attention to stockholder values.

        Places significant pay at risk based on the attainment of both corporate and individual performance goals.

        Attracts and retains key executives critical to the long-term success of the Corporation.

  The Corporation believes that it is in the best interest of shareholders to retain as much flexibility as possible, now and in the future, with respect to the design and payment of compensation to its executive officers. The Corporation does, however, recognize the constraints imposed on this flexibility by Section 162(m) of the Internal Revenue Code which disallows a tax deduction for compensation it pays in excess of $1,000,000 to key executives. The Corporation's compensation plans are currently structured in such a manner that it is unlikely the cash compensation paid to any executive officer in any year will exceed this $1,000,000 cap.

PEER GROUP AND INDIVIDUAL PERFORMANCE COMPARISONS

  In addition to the importance of attaining corporate goals, the Corporation also recognizes that its incentive plans must be designed to perform in a highly competitive business environment. As a result, in addition to the individual's specific goals, both short term and long term incentive awards are based upon the Corporation's performance as compared to the performance of a peer group of companies in the financial industry. The peer group companies are all included in the KBW 50 index used in the performance chart on page 24 and, as a group, have outperformed the KBW 50. The Corporation believes it is important that the peer group it compares itself to consists of the better performing banking companies. While incentive compensation is compared with peer group banks, base pay is a function of individual performance during the previous year. Total compensation levels for senior executives can only be attained if both the corporate and individual goals exceed predetermined threshold levels.

  The Corporation believes that executive compensation should be dependent on the attainment of aggressive business goals, the integration and implementation of annual and strategic planning, and establishing appropriate peer group comparative measures to regularly assess the Corporation's results against industry performance levels. Consequently, above average executive compensation levels can only be attained by meeting corporate and individual goals and an above average ranking against the peer group. Short Term Incentive Compensation is based on the Corporation's performance against peer group banks on return on equity, return on assets, overhead ratio and percentage increase in earnings per share. The Long Term Plan compares total stockholder returns for each 3 year cycle against a peer group of banks.

REVIEW OF COMPANY PERFORMANCE

  The Corporation's 1993 net income was a record $404 million, compared with $347 million in 1992. Earnings per share increased 15 percent to $2.41, also a record. Continued improvements in credit quality, good net interest margins, growth in fee income and tight control of operating expenses all contributed to the higher earnings.

  Return on average assets, a key performance statistic for the banking industry, rose to 1.40 percent, up from 1.21 percent the preceding year. Return on average common equity rose to 16.12 percent, up from 15.31 percent in 1992. These returns were among the best in the banking industry. The return on equity is of particular significance, given that the Corporation has one of the strongest equity capital positions in the industry.

  In recognition of the strong earnings and capital position, the dividend on the common stock was increased twice during 1993, and again in January 1994. In addition, a two-for-one stock split was effected in 1993 and two common stock purchase programs were authorized. The ongoing acquisition of shares is tangible evidence of the Corporation's commitment to stockholder value.

THE COMPENSATION AND ORGANIZATION COMMITTEE'S REVIEW OF CEO COMPENSATION

  The Corporation's executive compensation program is based on corporate and individual performance and places a significant portion of an executive's compensation at risk if these goals are not attained. In addition, the program rewards long term strategic management by using compensation vehicles which promote equity ownership and emphasize attention to stockholder value.

  The Corporation's financial performance over the last 3 years has produced fluctuations in Mr. Brandon's total compensation. In 1991 his total cash compensation was 20% lower than his 1990 cash compensation. In 1992, his cash compensation was approximately 31% higher than 1991. This year his total cash compensation is nearly 12% lower than 1992. The lower level of his 1993 total compensation can be attributed specifically to no award being paid from the NCC Long-Term Incentive Plan which covered the three year period 1991-1993. It should be noted that even though the Corporation's relative performance against its peer group produced no award under the Long-Term

Plan for the three year period 1991-1993, the Corporation outperformed the KBW 50 index and provided stockholders a total return of 86.9% over this same time period.

  Long-Term Incentive Plan awards are based solely on total stockholder return as compared to the total stockholder return of a selected peer group of financial institutions. The plan measurement period covered the three year period of 1991-1993. Based on NCC's relative performance during this time period, no award was paid.

  Short-Term Incentive Plan awards for executive officers are performance based and are determined based on NCC's relative performance against a peer group of financial institutions. The award is based on a combination of corporate and individual performance. The components on which Mr. Brandon's award is based on are 90% corporate and 10% individual. The 1993 corporate award for Mr. Brandon was $251,460. The Committee reviewed Mr. Brandon's pre-established individual performance goals and recommended an award of $42,100 which the Board of Directors subsequently approved.

  The Committee approved a discretionary Special Management Bonus. The awards were paid to selected key members of the NCC management group for their outstanding individual contributions and achievements in 1993. These accomplishments included the successful early completion of the Vision cost redesign program which produced greater than expected financial gains for the Corporation, the extraordinary efforts to integrate on a timely basis the newly acquired banking franchises and the completion of numerous operations and systems conversions cost effectively and ahead of schedule. These accomplishments enhanced return to stockholders in 1993 and laid the foundation for the future. The Committee reviewed all of the pertinent factors related to Mr. Brandon's achievements during this time period and recommended an award of $125,000 which the Board of Directors subsequently approved.

  Stock options are another key element of total compensation. Equity based compensation produces a long-term link between the results achieved for stockholders and the rewards provided to key executive officers. Each year, the Committee reviews competitive peer group data to determine the level of equity-based awards to be granted to key executives. Based on his individual performance and contributions to the Corporation's performance, Mr. Brandon received options to purchase 80,000 shares of Common Stock with an exercise price of $24.88 per share.

  While comparisons are made with the CEO salaries of other financial institutions in our Peer Group, the decision on salary is based on performance in the prior year.

COMPENSATION AND ORGANIZATION COMMITTEE

John G. Breen, Chairman
Joseph H. Lemieux
Burnell R. Roberts
Stephen A. Stitle

                         STOCKHOLDER RETURN PERFORMANCE

  Set forth below is a line graph comparing the five year cumulative total return of the Corporation's common stock, assuming reinvestment of dividends, with that of the S&P 500 and the KBW 50 Total Return Index ("KBW 50"). The KBW 50 is a market-capitalization-weighted bank stock index developed and published by Keefe, Bruyette & Woods, Inc., a nationally recognized brokerage and investment banking firm specializing in bank stocks. The index is made up of 50 of the nation's most important banking companies and is meant to be representative of the performance of the nation's large banks.

                            TOTAL RETURN 12/88-12/93

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)                NCC           S&P 500          KBW 50
1988                                     100             100             100
1989                                     124.7           131.5           118.9
1990                                     105.7           127.2            85.4
1991                                     132.9           165.8           135.2
1992                                     184.8           178.4           172.2
1993                                     191.5           196.3           181.8

DESCRIPTION OF CORPORATION'S BENEFIT PLANS

  SAVINGS PLAN. The National City Savings and Investment Plan (the "Savings Plan") is a qualified salary reduction profit-sharing plan within the meaning of
Section 401(k) of the Code. Under the Savings Plan as amended, all eligible employees (generally, an eligible employee is one who has completed one year of continuous service, is 21 years of age or older and has completed 1,000 hours of service) of the Corporation and its adopting subsidiaries may participate in the Savings Plan by directing their employers to make Salary Reduction Contributions (as defined in the Savings Plan) to the Savings Plan Trust (the "Trust") for their accounts and to reduce their compensation by an equal amount. Contributions may be directed in any whole percentage between 1% and 10% of the employee's base compensation. The employers also make contributions to the Trust ("Employer Matching Contributions") in an amount equal to the Employer Matching Contribution Percentage then in effect (the Employer Matching Contribution Percentage is currently an amount equal to 100% of the first 3% of the employee's pay contributed as a Salary Reduction Contribution, plus 50% of the next 4% of the employee's pay similarly contributed as a Salary Reduction Contribution, with no further Employer Matching Contribution for any additional pay contributed as a Salary Reduction Contribution). Amounts contributed pursuant to the Savings Plan may be invested in certain investment choices. Salary Reduction Contributions and Employer Matching Contributions are fully vested at all times.

  The Savings Plan has a profit-sharing feature based upon the Corporation's profitability, as measured by the percentage return on common equity ("ROE") from year to year. The profit-sharing contribution is in addition to the regular Employer Matching Contributions described above. The additional amount of this profit-sharing contribution in any year depends on the Corporation's ROE for that year and ranges, in five cent increments from no additional contribution if a minimum ROE of 12% is not attained to a maximum of 50 cents for each $1.00 of an individual's Salary Reduction Contributions for the year if the Corporation's ROE is equal to or greater than 18.5%. In 1993, the Corporation's ROE was 16.12% which resulted in the Corporation contributing 25 cents for each $1.00 of an individual's Salary Reduction Contribution as a profit-sharing contribution for the year 1993.

  EXECUTIVE PLAN. Effective January 1, 1989, the Corporation adopted the National City Executive Savings Plan (the "Executive Plan"), in the form of a non-qualified salary reduction profit-sharing plan, similar to the Savings Plan. The Executive Plan is to supplement the Savings Plan with respect to employee Salary Reduction Contributions and the attendant Employer Matching Contributions which by reason of an individual's annual compensation would not be otherwise allowed because of the annual maximum limit of the Internal Revenue Code or because of the application, under the Internal Revenue Code, of actual deferral percentage testing against prohibited excessive deferrals by highly compensated employees. The Executive Plan is substantially similar to the Savings Plan as to amounts of employee Salary Reduction Contributions and Employer Matching Contributions.

  Participants in the Executive Plan are limited to those key officers of the Corporation or its subsidiaries who may be designated from time to time by the Compensation and Organization Committee of the Board of Directors. The benefits of the Executive Plan are without regard to any limitation imposed by the Internal Revenue Code, or any other applicable law limiting the amount payable under a qualified plan (such as the Savings Plan), and represent unfunded general obligations of the Corporation. Portions of such benefits are subject to certain provisions for forfeiture as set forth in the Executive Plan.

  Directors of the Corporation or its subsidiaries who are not also employees of the Corporation or its subsidiaries are not eligible to participate in the Savings Plan or the Executive Plan.

  LONG TERM COMPENSATION PLAN. The National City Long Term Incentive Compensation Plan for Senior Officers (the "Long Term Plan") focuses upon providing superior returns to the stockholders of the Corporation and measures the Corporation's total return to its stockholders against the total returns to stockholders of a peer group of high performing banking companies to their stockholders. The measurement of total return includes dividends paid plus changes in the market value of the Corporation's Common Stock. The measurement over a three-year period is intended to focus on the long term performance of the Corporation linking senior management's compensation to the total returns experienced by the stockholders during the period.

  Each year begins a new three-year cycle. The awards can range up to 100% of an individual participant's average annual base salary during the cycle for the Chief Executive Officer of the Corporation, and up to a lesser percentage for other senior executive officers selected to participate under the Long Term Plan. The amount of the award earned is dependent upon the total stockholder return during the cycle in comparison with the total stockholder return of the peer group. The peer group is established prior to the beginning of the cycle by the Compensation and Organization Committee. The banking companies in the peer group are all included in the KBW 50 index used in the performance chart on page 24 and, as a group, have outperformed the KBW 50. The Corporation believes it is important that the peer group it compares itself to consists of the better performing banking companies. No awards under the Long Term Plan were paid prior to the end of the first cycle, December 31, 1990.

  Amounts awarded under the Long Term Plan may be in cash, in unfunded future benefits or a combination thereof. Any amounts payable under the Long Term Plan are required to be awarded as unfunded future benefits to the extent that such amount otherwise payable under the Long Term Plan, when added to any other compensation received by a participant, would not be deductible by the Corporation by reason of Section 162(m) of the Internal Revenue Code. With the exception of a cash award, awards are not funded, but simply remain contractual liabilities of the Corporation and are subject to payment upon the recipient's termination of employment with the Corporation or its subsidiaries. Generally, these unfunded benefits, together with earnings thereon, are payable to the former officer, his beneficiary or his estate on an installment basis over 10 years. Unfunded future benefits awards are considered as invested in the funds described in the Savings Plan or as directed by the recipient from time to time in the equivalent of a savings account and are subject to the gains or losses on those investments.

  In the event of a change in the control of the Corporation, the Long Term Plan provides that all the performance cycles shall terminate. In adopting this plan, it was felt this termination was appropriate in that those individuals previously charged with providing superior total returns to the stockholders of the Corporation would no longer be in the same position to guide the affairs of the Corporation as they were prior to the event constituting a change of control and, furthermore, following such a change of control no further performance comparisons could be made. The Long Term Plan defines a change of control to be the acquisition by any person or group of persons of the beneficial ownership of a majority of the voting stock of the Corporation or a merger of the Corporation into another company where the Corporation is not the surviving entity. The Long Term Plan provides that if such change of control occurs, then each of the three-year performance cycles then existing shall terminate as of the date of change of control, the Corporation's stockholder total return during each of the abbreviated performance cycles shall be deemed to have reached that level at which the participant in the Long Term Plan would be entitled to be awarded his or her maximum award, and the award for each cycle shall be apportioned based upon the number of full months from the beginning of the performance cycle to the premature cycle termination date divided by 36.

  Directors of the Corporation or its subsidiaries who are not also employees of the Corporation or its subsidiaries are not eligible to participate in the Long Term Plan.

  SHORT TERM COMPENSATION PLAN. The National City Short Term Incentive Plan for Senior Officers, as amended (the "Short Term Plan") focuses on the short term or annual operating results achieved by both the Corporation and the individual participant. Under this plan, awards can be granted to any senior officer of the Corporation, or to other officers of the Corporation or its subsidiaries as may be designated from time to time by the Compensation and Organization Committee. Each participant in the Short Term Plan is evaluated annually with respect to performance on approved objectives. The Corporation's financial performance is measured in comparison with the financial performance of other high performing banking companies, weighted as follows: return on equity (33%), return on assets (17%), overhead ratio (17%) and percentage change in earnings per share (33%). The high performing banks in the peer group are all included in the KBW 50 index used in the performance chart on page 24 and, as a group, have outperformed the KBW 50. The Corporation believes it important that the peer group it compares itself to consists of the better performing banks. Awards are based on a combination of individual and corporate results and can range from 0% to 85% of the recipient's base salary in effect at the close of the year for which the evaluation is made. Awards under this plan are paid or credited no later than the end of first quarter of the following year.

  Amounts awarded under the Short Term Plan may be in cash, in unfunded future benefits or a combination thereof. Any amounts payable under the Short Term Plan are required to be awarded as unfunded future benefits to the extent that such amounts otherwise payable under the Short Term Plan, when added to any other compensation received by a participant, would not be deductible by the Corporation by reason of Section 162(m) of the Internal Revenue Code. With the exception of a cash award, awards are not funded, but simply remain contractual liabilities of the Corporation and are subject to payment upon the recipient's termination of employment with the Corporation and its subsidiaries. Generally, these unfunded benefits, together with earnings thereon, are payable to the former officer or his beneficiary or his estate on an installment basis over 10 years. Unfunded future benefits awards are considered as invested as directed by the recipient from time to time, in funds described in the Savings Plan or in the equivalent of a savings account and are subject to the gains or losses on those investments.

  Directors of the Corporation or its subsidiaries who are not also employees of the Corporation or its subsidiaries are not eligible to receive benefits under the Short Term Plan.

  STOCK OPTION PLANS. The Corporation has in effect the Amended and Restated 1973 Stock Option Plan, as amended, the 1984 Stock Option Plan, as amended, the 1989 Stock Option Plan and the 1993 Stock Option Plan. No options have been granted since July, 1987 under the 1973 Plan and no further options will be granted under the 1973 Plan. Each of the four stock option plans (hereinafter referred to jointly as the "Stock Option Plans") have substantially similar provisions and generally provide for the granting of options to purchase shares of the Corporation's Common Stock, the options being either non-qualified options or options which are intended to qualify as "Incentive Stock Options" under Section 422 of the Internal Revenue Code. The Stock Option Plans also provide for the granting of Appreciation Rights, but only in tandem with stock options previously granted or contemporaneously being granted. Under the Stock Option Plans, no options may be granted at less than 100% of the market value of the Corporation Common on the date of the grant of the option. Stock option awards are based on current individual performance. Previous awards are not considered except for assuring the plan maximums are not exceeded.

  Directors of the Corporation or its subsidiaries who are not also employees of the Corporation or its subsidiaries are not eligible to receive options under the Stock Option Plans.

  RESTRICTED STOCK PLAN. The Corporation has in effect the National City Corporation Amended and Restated 1991 Restricted Stock Plan (the "Restricted Stock Plan"). The Restricted Stock Plan is proposed to be amended. See item 2. The following describes the Plan as currently in effect. The purpose of the Restricted Stock Plan is to provide alternative means of compensation and to promote the long term profitability and success of the Corporation by providing equity interests and equity based incentives in the Corporation to key employees and members of the Board of Directors of the Corporation.

  The Restricted Stock Plan is administered by the Compensation and Organization Committee of the Board of Directors of the Corporation.

  Restricted Stock is granted to Executive Officers only as a method of offsetting the liability of a portion of their Supplemental Retirement Benefits with the restrictions being lifted at retirement. Grants are based on the present value of accrued supplemental benefits.

  Other employees, who do not receive stock option grants and who have been identified by their managers as high potential employees have been awarded restricted stock grants. The restrictions on grants to high potential employees lapse on the fourth anniversary of the grant.

  Generally, the Restricted Stock Plan provides for the granting of shares of the Corporation Common Stock ("Restricted Stock") to a recipient and restricting that recipient's rights to transfer the shares for a specific period of time. During that restricted period, those shares are subject to substantial risk of forfeiture. To the extent the recipient forfeits his interest in the Restricted Stock, he or she will have no rights in the Restricted Stock forfeited.

  The total amount of Restricted Stock which may be awarded under the Restricted Stock Plan is 1,000,000 shares of which no more than 75,000 shares may be awarded in the aggregate to any one individual. Under the Restricted Stock Plan, awards of Restricted Stock may be made to any regular employee of the Corporation (including employees who are members of the Board of Directors) or any of its subsidiaries ("Employee Awards") and to the directors of the Corporation who are not employees of the Corporation or its subsidiaries ("Director Awards").

  The Restricted Stock Plan contemplates that the Compensation and Organization Committee may award Restricted Stock to the employees of the Corporation and the Corporation's subsidiaries subject to the following restrictions: (a) all awards are to be made subject to transfer restrictions which are set by the Compensation and Organization Committee, and such restrictions must last at least six months from the date of the award, and (b) all awards of Restricted Stock shall be subject to the award agreement entered into between the Corporation and the employee receiving the award (such agreements may differ from employee to employee and from award to award).

  Other than directors who also are officers of the Corporation, each individual who was a member of the Board of Directors of the Corporation on the date when the Restricted Stock Plan became effective was, and each individual who is first elected or appointed to the Board of Director will be, awarded 500 shares of Restricted Stock subject to transfer restrictions. In addition, each year in which an individual is re-elected or re-appointed as a director of the Corporation, such individual is to be awarded an additional 100 shares of Restricted Stock. The restrictions on the Director Awards do not expire until the earlier of the individual director's death, disability or nine months after the date of the award.

  The Restricted Stock Plan provides that upon a change of control of the Corporation (as defined in the Restricted Stock Plan), all Restricted Stock Plan restrictions will lapse and be of no further force or effect and that the Corporation shall cause all outstanding Restricted Stock held under the Restricted Stock Plan to be exchanged for shares of the Corporation Common Stock free of any Restricted Stock Plan legends or restrictions.

  Various individuals who are participants in the Supplemental Plan (as defined below) and agreed to waive certain rights to receive benefits under the Supplemental Plan were granted various amounts of Restricted Stock. The restrictions on the awards granted to these individuals do not lapse until such time as they would qualify to receive retirement benefits under the Supplemental Plan.

  RETIREMENT PLANS. The National City Non-Contributory Retirement Plan (the "Retirement Plan") is a qualified, non-contributory defined benefit plan, and the pension trust is tax exempt under the Internal Revenue Code. The Retirement Plan presently covers all regular employees of the Corporation and those subsidiaries of the Corporation that have adopted the Retirement Plan when such employees have completed 1,000 hours of service in a 12-month period (normally the first 12 months of employment), provided they have attained age 21.

  Upon reaching the normal retirement age of 65, with five years of vesting service, each participant in the Retirement Plan generally is entitled to receive monthly for life a basic benefit (less certain deductions specified in the Retirement Plan) based upon the participant's highest average annual base compensation for any 60 consecutive months of active employment during the last 120 months preceding retirement ("Final Average Earnings"). The annual basic benefit shall be equal to the sum of (a) 1 1/4% times the employee's Final Average Earnings not in excess of "Covered Compensation" plus (b) 1 3/4% times the employee's Final Average Earnings in excess of "Covered Compensation," and such sum multiplied by the number of years of benefit service, but not more than 35 years. "Covered Compensation," which is computed pursuant to government regulations, generally is based upon the average of the wage base covered by Social Security, upon the employee's date of birth and upon an assumed 35-year work experience. Participant's "base compensation" is defined by the Retirement Plan to mean generally the salary and wages paid to such participant, excluding overtime, bonuses, commissions and other similar forms of remuneration. The Code places limits on the amount of annual benefits which may be paid to any participant by the pension trust of the Retirement Plan.

  The Retirement Plan also provides for optional early retirement at a reduced benefit at any time after a participant attains age 55 with at least 10 years of benefit service. The amount of the reduction of the benefit is determined by a formula dependent upon the age at which the participant elects to begin to receive benefits. If a participant has more than 20 years of vesting service, the participant may elect to retire at 62 and start receiving unreduced pension benefits.

  The Corporation adopted a supplemental retirement plan ("Supplemental Plan") to supplement the pension payments under the Retirement Plan for those certain senior officers of the Corporation and its subsidiaries who may be designated from time to time by the Compensation and Organization Committee. Payments under the Supplemental Plan are paid from the general revenues of the Corporation and have no effect on the existing pension trust fund.

  The Supplemental Plan's purpose is to augment an individual's income from Social Security and pension payments the individual is entitled to receive upon retirement. The amount of the Supplemental Plan benefit for any covered individual will be the amount of the individual's retirement benefit determined under the Retirement Plan, but determined (a) without regard to the limitations on such benefits contained in the Internal Revenue Code, and (b) by adding to the individual's highest average base compensation the average of the amounts (if any) of the individual's five largest (not necessarily consecutive) awards under the Short Term Plan during the 10 calendar years completed prior to retirement, less the sum of (i) amounts payable to the individual under the Retirement Plan, plus (ii) amounts payable to the individual under any corporate program which is deemed to be another offset program to the Supplemental Plan, as determined by the Compensation and Organization Committee of the Board of Directors. The amount of the Supplemental Plan benefit may, in the discretion of such Committee, be paid to the individual in a lump sum.

  The Supplemental Plan also provides supplemental disability benefits and supplemental surviving spouse benefits. All benefits under the Supplemental Plan are computed on the basis of the individual's retirement at age 65 (or age 62 if he has 20 years of vesting service), and if an individual otherwise entitled to receive benefits under the Supplemental Plan retires prior to attaining said age, Supplemental Plan benefits will be payable only if the Compensation and Organization Committee approves such early retirement, and any such benefit will be reduced in the same manner as pension payments are reduced under the Retirement Plan, subject however to such reduction being waived by that Committee.

  In the event of a change in the control of the Corporation, the Supplemental Plan provides for the vesting of all accrued benefits. The Supplemental Plan defines change of control to be the acquisition by any person or group of persons of the beneficial ownership of a majority of the voting stock of the Corporation or a merger involving the Corporation where the Corporation is not the surviving entity.

- ---------------------------------------------------------------------------------------------------------------------
                                                PENSION PLAN TABLE
                                                        YEARS OF BENEFIT SERVICE
   AVERAGE BASE     -------------------------------------------------------------------------------------------------
   COMPENSATION       10 YEARS         15 YEARS         20 YEARS         25 YEARS         30 YEARS         35 YEARS
- ---------------------------------------------------------------------------------------------------------------------
    $   25,000        $    2,967       $    4,451       $    5,934       $    7,418       $    8,901       $   10,385
        50,000             7,342           11,013           14,684           18,355           22,026           25,697
       100,000            16,092           24,138           32,184           40,230           48,276           56,322
       200,000            33,592           50,388           67,184           83,980          100,776          117,572
       400,000            68,592          102,888          137,184          171,480          205,776          240,072
       600,000           103,592          155,388          207,184          258,980          310,776          362,572
       800,000           138,592          207,888          277,184          346,480          415,776          485,072
     1,000,000           173,592          260,388          347,184          433,980          520,776          607,572
     1,200,000           208,592          312,888          417,184          521,480          625,776          730,072
- ---------------------------------------------------------------------------------------------------------------------

Retirement benefits above the defined benefit maximum of $118,800 in 1994 are paid to those officers who are participating through a nonqualified Supplemental
Executive Retirement Plan.
- ---------------------------------------------------------------------------------------------------------------------

  Assuming retirement at age 65 under the Retirement Plan, the number of years of benefit service under both the Retirement Plan and the Supplemental Plan for the five individuals named in the Cash Compensation Table would be: Edward B. Brandon, 35 years; David A. Daberko, 35 years; William R. Robertson, 35 years; Morton Boyd, 12 years; and Harold B. Todd, 31 years.

  First Kentucky National Corporation, acquired by the Corporation in 1988, had a defined contribution retirement plan unlike the Corporation's Retirement Plan which is a defined benefit plan. The years shown for Mr. Boyd only relate to benefit service under the Retirement Plan and the Supplemental Plan. Mr. Boyd, upon retirement, is entitled to receive benefits under the First Kentucky National Corporation defined contribution retirement plan in addition to those under the Retirement Plan and Supplemental Plan, subject to offsets as set forth in the Plans. After First Kentucky National Corporation was acquired by the Corporation, no further amounts have been accrued for any employee under the former First Kentucky National Corporation's defined contribution retirement plan.

  The tabulation below shows total estimated annual retirement benefits payable to employees under the Retirement Plan (without regard to any provision contained in the Retirement Plan pursuant to the Internal Revenue Code or other applicable law limiting the annual amount payable under the Retirement Plan) and under the Supplemental Plan.

TRANSACTIONS WITH MANAGEMENT

  Certain of the Corporation's directors, executive officers and associates of directors or executive officers were customers of or had various transactions with the Corporation and its subsidiaries in the ordinary course of business in 1993. These transactions cover a wide range of banking and trust services, both personal and corporate. Without exception, all services were provided to the directors, executive officers and their associates at market rates consistent with published fee schedules. Similar additional transactions may be expected to take place in the ordinary course of business in the future. Although various laws and regulations governing the Corporation and its subsidiaries allow the Corporation and its subsidiaries to make loans to a limited extent to its executive officers, all loans and loan commitments and sales of commercial paper involving executive officers, directors or their affiliates were made on substantially the same terms, including interest rates and collateral, as those prevailing at that time for comparable transactions with other persons and, did not involve more than the normal risk of collectibility or other unfavorable features.

STOCKHOLDER PROPOSALS

  Holders of the Corporation's Common Stock who wish to make a proposal to be included in the Corporation's Proxy Statement and Proxy for the Corporation's 1995 Annual Meeting of Stockholders which, unless changed, is scheduled to be held on April 24, 1995, in Indianapolis, Indiana, must cause such proposal to be received by the Corporation at its principal office not later than November 6, 1994. Each proposal submitted should be accompanied by the name and address of the stockholder submitting the proposal, the number of shares of Common Stock owned, and the dates those shares were acquired by the stockholder. If the proponent is not a stockholder of record, proof of beneficial ownership should also be submitted. The proponent should also state his intention to appear at the 1995 Annual Meeting, either in person or by representative, to present the proposal. The proxy rules of the Securities and Exchange Commission govern the content and form of stockholder proposals and the minimum stockholding requirement. All proposals must be a proper subject for action at the 1995 Annual Meeting.

VOTING

  A quorum is required for the transaction of business by stockholders at the meeting. The election of directors and the approval of the selection of Ernst & Young as independent auditors for 1994, require the affirmative vote of the holders of a majority of the shares which are present in person or represented by proxy and entitled to vote at the 1994 Annual Meeting. The amendment of the National City Corporation Amended and Restated 1991 Restricted Stock Plan requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote. Abstentions are counted for the purposes of determining the number of shares which are present in person or represented by proxy at the meeting. Consequently, an abstention has the same effect as a vote against a proposal, as each abstention is one less vote in favor of a proposal. Shares not voted on proxies returned by brokers are not counted for the purposes of determining the number of shares present in person or represented by proxy at the meeting and will have no impact on the election of directors and the selection of independent auditors but they will have the effect of a no vote on the amendment of the National City Corporation Amended and Restated 1991 Restricted Stock Plan.

GENERAL

  The costs of solicitation of proxies will be borne by the Corporation. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire; and it is anticipated that banks and brokerage houses, and other institutions, nominees, or fiduciaries will be requested to forward their proxy soliciting material to their principals and to obtain authorizations for the executions of proxies. Officers and regular employees of the Corporation or its subsidiaries, acting on its behalf, may solicit proxies personally or by telephone or wire. The Corporation has retained Corporate Investor Communications, Inc. ("CIC") to assist in such solicitation. The fee of CIC is estimated not to exceed $6,500, plus reasonable out-of-pocket costs and expenses. The Corporation does not expect to pay any other compensation for the solicitation of proxies, but may, upon request, pay the standard charges and expenses of banks, brokerage houses, and other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. However, no such payment will be made to any of the Corporation's subsidiaries acting through their nominees or acting as a fiduciary.

  Management is not aware of any matter which may be presented for action at the Annual Meeting other than the matters herein set forth. If any other matters come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

By Order of the Board of Directors

DAVID L. ZOELLER
Secretary
March 4, 1994

                                                                       EXHIBIT A

                           NATIONAL CITY CORPORATION

                          AMENDED AND SECOND RESTATED
                           1991 RESTRICTED STOCK PLAN

         (THE PROPOSED CHANGES TO THE 1991 AMENDED AND RESTATED
         RESTRICTED STOCK PLAN ARE SET FORTH BELOW. THE italicized LANGUAGE IS THE LANGUAGE THAT WILL BE ADDED. THE LANGUAGE THAT WILL BE DELETED IS SHOWN WITH A RULE DRAWN THROUGH THE TEXT.)

                                   ARTICLE 1.

                       ESTABLISHMENT AND PURPOSE OF PLAN

  1.1 ESTABLISHMENT OF THE PLAN. National City Corporation hereby establishes the National City Corporation 1991 Restricted Stock Plan (herein referred to as the "Plan"). The Plan shall become effective upon the later of (i) when approved by the stockholders of the Corporation and (ii) when adopted by the board of Directors of the Corporation, and shall remain in effect as provided herein.

  1.2 PURPOSE. The purpose of the Plan is to maximize the returns to the stockholders and to promote the long-term profitability and success of the Corporation by providing equity interests and equity based incentives in the Corporation to key employees and members of the boards of directors of the Corporation and its subsidiaries and by providing alternate means of compensation.

  1.3 OPERATION OF THE PLAN. The Plan shall be administered by the Compensation and Organization Committee of the Board of Directors of the Corporation.

                                   ARTICLE 2.

                                  DEFINITIONS

  2.1 DEFINITIONS. Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized.
     (a) "Active Participant" shall mean an Eligible PERSON who is approved by the Committee for participation in the Plan.

     (b) "Award" means the grant to a Participant of a certain number of shares of Restricted Stock.

     (c) "Award Agreement" means the written agreement between the Participant and the Corporation relating to the Award of Restricted Stock to the Participant.

     (d) "Board" means the Board of Directors of the Corporation.

     (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

     (f) "Committee" means the Compensation and Organization Committee of the Board, or another committee of Directors of the Corporation appointed by the Board to serve as the committee responsible for administering of the Plan.

     (g) "Common Stock" means the Common Stock, $4.00 par value per share, of National City Corporation or any other securities into which the Common Stock may be converted or for which they may be exchanged as contemplated by Section 3.3.

     (h) "Corporation" means National City Corporation, a Delaware corporation, or any successor.

     (i) "Director" means an elected or appointed member of the Board of Directors of the Corporation, but does not include any honorary member of the Board of Directors of the Corporation or other person not entitled as a matter of law to vote and otherwise participate in regular meetings of the Board of Directors of the Corporation.

     (j) "Director Year" means a period of time commencing on the date of the Corporation's Annual Meeting of Stockholders for any fiscal year of the Corporation and ending on the day before the Corporation's Annual Meeting of Stockholders for its next immediately ensuing fiscal year.

     (k) "Disability" means, as to a specific Participant, permanent disability as defined in the provisions of the Award Agreement relating to that Participant.

     (l) "Early Retirement" means, as to a specific Participant, early retirement as defined in the provisions of the Award Agreement relating to that Participant.
     (m) "Eligible PERSON" means an  Employee or a Subsidiary DIRECTOR.

     (n) "Employee" means an individual employed by the Corporation or any Subsidiary. A member of the Board of Directors of the Corporation who is not otherwise an Employee shall not be deemed an Employee of the Corporation for purposes of this Plan.

     (o) "Fair Market Value" means, as of any given date and unless otherwise determined by the Committee, the closing price, per share, of the shares of Common Stock on the New York Stock Exchange on that date, as reported by The Wall Street Journal.

     (p) "Normal Retirement" means, as to a specific Participant, normal retirement as defined in the provisions of the Award Agreement relating to that Participant.

     (q) "Participant" means and includes all persons who are then registered owners of Restricted Stock.

     (r) "Plan Restrictions" means the restrictions set forth in Article 5 or 6 hereof on any transfer of Common Stock, or any interest therein, which is the subject of an Award granted hereunder.

     (s) "Restricted Period" means that period of time, as determined by the Plan, during which the Common Stock subject of an Award is not transferable by reason of Plan Restrictions.

     (t) "Restricted Stock" means shares of Common Stock the transfer or alienation of which are restricted by reason of Plan Restrictions.

     (u) "Retirement" means: with respect to Employees, Normal Retirement or Early Retirement as defined hereby; with respect to Subsidiary Directors, as defined in the provisions of the Award Agreement relating to each Subsidiary Director; and with respect to Directors who are not employees of the Corporation or its subsidiaries, that point in time when a director is no longer eligible to stand for reelection as a Director pursuant to Article III of the Corporation's First Restatement of By-Laws.

     (v) "Subsidiary" means any Corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

     (w) "Subsidiary Director" means an elected or appointed member of the board of directors of any Subsidiary, but does not include any person who is an Employee or a Director.

  2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine, and the definition of any term in the singular shall include the plural.

                                   ARTICLE 3.

                             STOCK SUBJECT TO PLAN

  3.1 AUTHORIZED AMOUNT. Subject to adjustment as provided by this Plan, the total number of shares of Common Stock reserved and available for distribution under the Plan shall be one million (1,000,000) shares of Common Stock. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

  3.2 EFFECT OF FORFEITURES. If any Participant forfeits any shares of Restricted Stock that are subject to any Award granted hereunder, or any such Award otherwise terminates with respect to any shares of Restricted Stock thereunder without the Plan Restrictions being terminated, such shares shall again be available for distribution in connection with future Awards under the Plan.

 3.3 ADJUSTMENTS. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, COMBINATION OF SHARES, RECAPITALIZATION or other change in CAPITAL structure OF THE CORPORATION, MERGER CONSOLIDATION, SPINOFF, REORGANIZATION, PARTIAL OR COMPLETE LIQUIDATION, ISSUANCE OF RIGHTS OR WARRANTS TO PURCHASE SECURITIES, OR ANY OTHER CORPORATE TRANSACTION OR EVENT HAVING AN EFFECT SIMILAR TO ANY OF THE FOREGOING, the Board of Directors may make such substitution or adjustment in the aggregate number of shares of Common Stock and, if necessary, in the kind of securities reserved for issuance under the Plan, and in the number of shares subject of outstanding Awards granted under the Plan in the aggregate or to any Participant AND IN THE NUMBER OF SHARES SPECIFIED IN SECTION 4.2 HEREOF, all as may be determined to be appropriate by the Board, acting in its sole discretion, provided that the number of shares subject to any Award shall always be a whole number.

                                 ARTICLE 4.
                      ELIGIBILITY AND PARTICIPATION

  4.1 ELIGIBILITY. The Committee shall, from time to time, determine those ELIGIBLE PERSONS who are to receive Awards hereunder. Except as set forth in Article 5 hereof, individuals who are appointed or elected as a Director but who are not otherwise an Employee shall not be eligible to receive Awards hereunder.

  4.2 LIMITATION. No Participant shall have granted to him or to her, or on his or on her behalf, in one or more Awards, more than ONE HUNDRED FIFTY thousand (150,000) shares of Common Stock in the aggregate under this Plan.

  4.3 TERMINATION. If a Participant ceases to be an ELIGIBLE PERSONS during a Restricted Period, the Award Agreement shall provide the extent to which the Plan Restrictions on the Restricted Stock, or any portion thereof, subject of such Award Agreement shall lapse or whether all or any portion of such Restricted Stock shall be forfeited. Restricted Stock which is forfeited shall be returned to the Corporation from the escrow established under Section 6.9, and the Participant shall have no further interest in such stock.

                                   ARTICLE 5.
                                   DIRECTORS
  5.1  DIRECTOR ELIGIBILITY.  Annually, during each Director
Year, each Director who is not then an Employee of the Corporation or any Subsidiary shall be entitled to an Award as provided by this Article 5, provided that no Director shall be entitled to any Award if (i) there are not a sufficient number of shares of Common Stock hereunder to make a full Award to Directors in such Director Year, (ii) if the Plan has been terminated or (iii) if the Committee determines to terminate Director Awards.

  5.2 AMOUNT OF AWARD. In the Director Year in which the Director is first elected or appointed as a Director the Director shall be granted an Award of ONE THOUSAND (1000) shares of Restricted
Stock. In each following Director Year when the individual is re-elected or re-appointed a Director of the Corporation, such Director shall be granted an Award of TWO hundred (200) shares of Restricted Stock. Each individual holding the office of Director on the date when the Plan becomes effective in accordance with its provisions shall be granted an Award of five hundred (500) shares of Restricted Stock.

  5.3 GRANT OF AWARDS. Awards to Directors shall be granted in accordance with Sections 5.1 and 5.2 hereof, and the date of any Award shall be the actual date of election or appointment, as the case may be, of the grantee as a Director. No Award Agreement with a Director shall grant to that Director any benefits not expressly provided by this Article 5, nor shall it limit the Director's rights to receive dividends on or to vote the Restricted Stock subject of that Award Agreement. The number of shares awarded in any future grants under this paragraph 5.3 shall be adjusted by the Committee as equitably required to prevent dilution or enlargement of the award to Directors that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

  5.4 TERM OF RESTRICTIONS. (a) The Restricted Period, with respect to the Plan Restrictions on any Award to a Director under this Article 5, shall terminate, and the Plan Restrictions on all Restricted Stock shall fully expire, on the earlier of (i) such Director's death, (ii) such Director's Disability or
(iii) a date nine months after the date of the award.

  (b) If a Director shall resign, or otherwise no longer be a member of the Board of Directors of the Corporation for reasons other than those set forth in subsection 5.4(a) of this Plan, then the director's interest in all shares of Restricted Stock previously awarded to him under this Article 5 shall be terminated and such Restricted Stock shall be forfeited and returned to the Corporation.

                                   ARTICLE 6.

                                     AWARDS

  6.1 GENERAL. Except as provided in Article 5 with respect to Directors, the Committee shall, from time to time, designate those ELIGIBLE PERSONS to be granted Awards under the Plan, the number of shares of Restricted Stock to be granted in an Award to an ELIGIBLE PERSONS, the terms upon which the Plan Restrictions on any Restricted Stock shall lapse and the Restricted Stock will become freely transferable, and such other conditions as the Committee may deem appropriate. Not all grants of Awards need to be on the same terms and conditions even though granted at the same time, and the terms of Award Agreements may vary from time to time and from Participant to Participant, depending upon the purpose of the Award; provided, however, all Awards shall be subject of the provisions of Section 6.4 hereof.

  6.2 LIMITATION. (a) Except as expressly provided by Article 5 with respect to Awards to Directors, the Plan Restrictions established by Section 6.4 hereof on any Award may be of any length of time greater than six (6) months as determined by the Committee.

  (b) No grants of Awards under the Plan may be made after ten (10) years from the date the Plan becomes effective.

  6.3 ADDITIONAL RESTRICTIONS. Restricted Stock Awards shall be expressly subject to the terms and conditions of this Article 6, but the Committee may establish additional restrictions on the transfer of the Common Stock subject of any Award.

  6.4 PLAN RESTRICTIONS. During the Restricted Period for any Award, a Participant may not, voluntarily or involuntarily, sell, assign, encumber, pledge or otherwise transfer any shares of Restricted Stock subject of the Award, or any interest therein, otherwise than by will or the law of descent and distribution. Any attempted sale, assignment, encumbrance, pledge or other transfer of the Restricted Stock or any interest therein, in derogation of these restrictions shall result in a forfeiture to the Corporation of all Restricted Stock subject to such attempted transfer.

  6.5 STOCKHOLDER RIGHTS. All Restricted Stock shall be registered in the stockholder records of the Corporation in the name of the Participant to whom the Award was made. Except for Plan Restrictions, and except for any additional restrictions contained in the Award Agreement including any assignment of rights to dividends payable from time to time on the Restricted Stock (cash or property), the Participant shall have all rights of a holder of Common Stock.

  6.6 AWARD AGREEMENT. Each Participant granted an Award of Restricted Stock shall enter into an Award Agreement with the Corporation in a form specified by the Committee, agreeing to the terms and conditions of the Award and such other matters as the Committee shall in its sole discretion determine, including any additional conditions of forfeiture. The execution and delivery of the Award Agreement by the grantee of the Award shall be a condition precedent to the registration in the name of the grantee of the Restricted Stock subject to the Award. A failure to execute and deliver the Award Agreement within sixty (60) days after the grant of an Award may terminate the Award upon the determination of the Committee. The Award Agreement may, but need not, allow the Plan Restrictions to lapse serially or in total over any period of time as selected by the Committee and if terminated, the grantee shall have no further interest in the Restricted Stock forfeited thereby, if any.

  6.7 LEGEND. Each certificate issued in respect of Restricted Stock awarded under the Plan shall be registered in the name of the Participant, shall be deposited with the Corporation pursuant to Section 6.9 hereof together with a stock power endorsed in blank and signed by the Participant and shall bear the following (or a similar) legend:

"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the National City Corporation 1991 Restricted Stock Plan and in an Agreement entered into between the registered owner hereof and National City Corporation."

  6.8  LAPSE OF RESTRICTIONS.  When the Plan Restrictions imposed by this
Article 6 expire or have otherwise been satisfied with respect to one or more shares of Restricted Stock, subject to Section 10.3 hereof, the Corporation shall deliver to the Participant (or his legal representative, beneficiary or heir) within sixty (60) days thereafter Common Stock without the Legend referred to in Section 6.7 hereof and free of Plan Restrictions. The number of shares of Common Stock to be released shall be the same number as to which the Plan Restrictions have lapsed. At that time, the Award Agreement referred to in
Section 6.6 as it relates to such shares of Common Stock delivered to the Participant shall be terminated.

  6.9 ESCROW. Certificates representing shares of Restricted Stock which are the subject of an Award shall be physically held by the Corporation, or its nominee, during the Restricted Period. Upon the termination of the Restricted Period, the Corporation shall cause the certificate representing the shares of Common Stock subject of the Award to be reissued. If the Plan Restrictions have been satisfied as to any shares of Restricted Stock, such shares shall be removed from escrow and delivered to the Corporation for reissuance and delivery of Common Stock in the name of the Participant in accordance with Section 6.8. If any shares of Restricted Stock are to be forfeited, such shares shall be delivered to the Corporation for reissuance in the name of the Corporation.

                                   ARTICLE 7.

                             RIGHTS OF PARTICIPANTS

  7.1 EMPLOYMENT. Nothing in this Plan shall interfere with or limit in any way the right of the Corporation to terminate a Participant's employment at any time, with the Corporation or any Subsidiary, nor confer upon any Participant any right to continue in the employ of the Corporation.

  7.2 RESTRICTIONS ON ASSIGNMENTS. The interest of a Participant or his or her beneficiary under this Plan may not be sold, assigned, encumbered or transferred in any manner, either voluntarily or involuntarily, in any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process, nor shall they be an asset in bankruptcy.

                                   ARTICLE 8.

                                 ADMINISTRATION

  8.1 ADMINISTRATION. The Plan shall be administered by the Committee in accordance with any administrative guidelines and any rules that may be established from time to time by the Committee. Except as expressly provided by
Article 5 hereof, the procedures, standards and provisions of this Plan for determining eligibility for and amounts of Awards in themselves confer no rights, duties or privileges upon participants nor place obligations upon either the Board or the Corporation, and accordingly, the Committee may, in making such determinations hereunder, deviate from such procedures and standards in whatever manner that it, in its judgment, deems appropriate.

  The Committee's interpretation of this Plan or of any term of an Award granted pursuant thereto shall be final and binding on all Participants.

  The Committee shall have the authority to establish, adopt or revise such rules or regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee may elect to defer the effective date of the Plan or the granting of any Award or the lapsing of any Plan Restrictions, if the Committee determines that such actions may be necessary in the compliance with any State or Federal statute, regulatory authority or judicial order.

  Except as limited by Section 8.3, the Committee shall have full power and authority to interpret, construe and administer the Plan and all Award Agreements and its interpretations and construction hereof, and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, and its decisions shall be binding and conclusive on all persons for all purposes.

  The Committee may name assistants who may be, but need not be, members of the Committee. Such assistants shall serve at the pleasure of the Committee, and shall perform such functions as are provided for herein and such other functions as may be assigned by the Committee.

  No member of the Committee or any assistant shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan or any Award Agreement unless attributable to his or her own willful misconduct or lack of good faith.

  The Committee shall amend the 1991 and 1992 Director Award Agreements to make the amendment to Subsection 5.4(a) made in April, 1993 retroactive to such Award Agreements.

  8.2 MEMBERSHIP. No member of the Committee shall be an Employee of the Corporation or of any of its subsidiaries.

  8.3  ACTION WITH RESPECT TO DIRECTOR AWARDS.  Except as provided for in
Section 9.1, neither the Board nor the Committee shall not take any action with respect to any Award made under Article 5 unless such action is expressly authorized by this Plan, the Board or the appropriate Award Agreement. The Board of Directors of the Corporation may interpret any such Award and administer the same provided that (i) the Director whose Award is being interpreted shall not participate in any discussion or voting with respect to such interpretation;
(ii) the issue must not be unique to Awards to Directors; and (iii) no interpretation shall amend or alter any express provision hereof except as permitted by section 9.1.

                                   ARTICLE 9.

                            AMENDMENT OR TERMINATION

  9.1 AMENDMENT. The Board of Directors may amend any provision of this Plan or any agreement thereunder at any time; provided, however, that without the approval of the holders of a majority of outstanding voting stock of the Corporation no amendment may be made that would increase the maximum number of shares to be granted under the Plan either in aggregate or individually, modify any provision of Article 5 except where the amendments would not (A) materially increase the benefits under the Plan; (B) materially increase the number of securities which may be issued under the Plan; or (C) materially modify the requirements as to eligibility for participation in the Plan, or extend the term during which Awards may be granted under the Plan. In no event, however, shall
Article 5 hereof be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. The Board of Directors shall also have the right to terminate the Plan or Article 5 hereof at any time. If the Plan is terminated, Awards previously made shall nevertheless continue in accordance with the provisions of the Plan and Award Agreement as in effect prior to its termination, including the provisions relating to the authority of the Committee to administer and interpret the Plan. Except with the consent of the Participant, no amendment, suspension or termination shall impair the rights of any Participant in any Restricted Stock granted in an Award to such Participant under the Plan.

  9.2 OMISSION. The Committee may for any period of time refrain from designating any Participants or may refrain from making any Awards, but such action shall not be deemed a termination of the Plan. No employee shall have any claim or right to be granted Awards under the Plan.

                                  ARTICLE 10.

                                 MISCELLANEOUS

  10.1 EXPENSE. All expenses and costs in connection with the operation of the Plan shall be borne by the Corporation.

  10.2  CHANGE OF CONTROL.  In the event that:

        (a) any "group" or "person" (as defined in Sections 13(d) and 14(d) of The Securities Exchange Act of 1934), other than the Corporation and/or its Subsidiaries considered as a group or person, directly or indirectly becomes the beneficial owner of securities of the Corporation representing a majority or more of the outstanding voting securities of the Corporation; or

        (b) a merger of the Corporation into another company occurs wherein the Corporation is not the surviving entity,

then, in any such event, all Plan Restrictions shall lapse and be of no further force or effect and the Corporation shall cause all outstanding Restricted Stock to be exchanged for Common Stock free of the Legend and of Plan Restrictions.

  10.3 WITHHOLDING TAXES. The Corporation shall be entitled to take appropriate measures to withhold from the shares of Common Stock becoming free of Plan Restrictions or to otherwise obtain from the Participant sufficient sums for the amount the Corporation deems necessary to satisfy any applicable Federal, state and local income tax withholding obligations or to make other appropriate arrangements with Participants to satisfy such obligations.

  10.4 LAWS GOVERNING. This Plan shall be construed in accordance with and governed by the laws of the State of Ohio.

  10.5 PLAN BINDING ON CORPORATION, EMPLOYEES AND THEIR SUCCESSORS. This Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and each Participant and his or her beneficiaries, heirs, executors, administrators and legal representatives.

To: Securities and Exchange Commission

From: National City Corporation

Subject: Memorandum of Differences between The EDGAR filing and the printed
         Proxy Statement

A picture of each director appears next to his or her biography on pages 8 through and including 11.

                                          PROXY SOLICITED ON BEHALF OF THE
            [NATIONAL CITY LOGO]        BOARD OF DIRECTORS FOR APRIL 25, 1994
                                                   ANNUAL MEETING

              The undersigned stockholder of National City Corporation hereby appoints Thomas A. Richlovsky and David
    P L. Zoeller and each of them, with power of substitution, proxies for the undersigned to vote all the shares of COMMON STOCK of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on April 25, 1994 and any adjournment thereof as follows and in their
    R discretion to vote and act upon such other business as may properly come before the meeting. The Board of Directors recommends a vote FOR the following:

          1. THE ELECTION OF DIRECTORS
    O
               FOR all nominees listed below  / /       WITHHOLD AUTHORITY / /

                 (except as otherwise marked below)     to vote for all nominees
               listed below

               S. H. Austin, J. M. Biggar, C. H. Bowman, E. B. Brandon, J. G. Breen, D. A. Daberko, R. E. Disbrow, D. E. Evans,
    X
               O. N. Frenzel, J. H. Lemieux, A. S. Miles, B. R. Roberts, W. R. Robertson, S. A. Stitle and M. Weiss.

               (Instructions: to withhold authority to vote for any individual nominee, strike a line through that nominee's name.)
    Y
          2. APPROVE THE AMENDMENT OF THE AMENDED AND RESTATED 1991 RESTRICTED STOCK PLAN

                                           / / FOR    / / AGAINST    / / ABSTAIN

                             (Continued, and to be signed, on the reverse side.)

Proxy No.                (Continued from reverse side.)                Shares

         3. APPROVE THE SELECTION OF ERNST & YOUNG AS INDEPENDENT AUDITORS

                                           / / FOR    / / AGAINST    / / ABSTAIN

         UNLESS OTHERWISE INDICATED, THE PROXIES ARE INSTRUCTED TO VOTE FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE AMENDMENT OF THE AMENDED AND RESTATED 1991 RESTRICTED STOCK PLAN AND FOR THE SELECTION OF ERNST & YOUNG.
                                                    Dated                 , 1994

                                                    ----------------------------

                                                    ----------------------------
                                                            (Sign here)
                                                    INSTRUCTIONS: Please sign
                                                    exactly as shown hereon.
                                                    When signing as a fiduciary
                                                    or on behalf of a
                                                    corporation, bank, trust
                                                    company, or other similar
                                                    entity, your title or
                                                    capacity should be shown.

                                     PLEASE SIGN, DATE, AND RETURN YOUR PROXY
                                                 PROMPTLY IN THE
                                    ENCLOSED ENVELOPE TO STOCK TRANSFER DEPT.,
                                                      (NCC),
                                  NATIONAL CITY BANK, P.O. BOX 92301, CLEVELAND,
                                                 OHIO 44193-0900.